Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On August 10, 2026, Amneal Pharmaceuticals, Inc., a Delaware corporation (“Amneal” or the “Company”), completed the acquisition (the “Transaction”) of Kashiv BioSciences, LLC, a Delaware limited liability company (“Kashiv”). The following unaudited pro forma condensed combined statements of operations and condensed combined balance sheet give effect to the Transaction, described in Note 1 below, and were prepared in accordance with the requirements of Article 11 of Regulation S-X.

The unaudited pro forma condensed combined financial information of Amneal presents the estimated effects of the Transaction, including (i) the issuance of 28.9 million shares of Amneal Class A common stock, par value $0.01 per share (“Class A Common Stock”), (ii) the payment of cash consideration funded through a combination of available cash, incremental borrowings of $350.0 million (the “Term Loan Due 2032”) under Amneal’s existing term loan, and a portion of $180.0 million of additional borrowings under Amneal’s existing revolving credit facility (“Revolving Credit Facility”), and (iii) transaction costs incurred by Amneal and Kashiv in connection with the closing of the Transaction. The unaudited pro forma adjustments are based on available information and certain assumptions that Amneal’s management believes are reasonable.

The Transaction is accounted for as a business combination under accounting principles generally accepted in the United States of America (“GAAP”). Under this method of accounting, Kashiv is treated as the acquired company and Amneal is treated as the acquirer for financial reporting purposes. The net assets of Kashiv are recorded at fair value, which is expected to differ from historical carrying values for inventory, property, plant and equipment, and identifiable intangible assets (including in-process research and development associated with Kashiv’s product candidates and marketed product rights). Furthermore, the total consideration transferred in the Transaction, including contingent consideration related to future milestone and royalty payments, will be measured at fair value. The carrying values of all other assets and liabilities are assumed to approximate their respective fair values. Any excess consideration transferred over the fair value of the net assets acquired is recorded as goodwill.

The unaudited pro forma condensed combined balance sheet as of June 30, 2026 gives effect to the Transaction as if it was completed on that date and combines the unaudited historical consolidated balance sheets of Amneal and Kashiv as of June 30, 2026. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and the year ended December 31, 2025 give effect to the Transaction as if it was completed on January 1, 2025 and combine the respective historical consolidated statements of operations of Amneal and Kashiv for those periods (unaudited for the six-month period ended June 30, 2026 and audited for the year ended December 31, 2025).

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X under the rules of the United States Securities and Exchange Commission (the “SEC”) and on a basis consistent with GAAP and Amneal’s accounting policies. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed as of the dates set forth above, nor is it indicative of the future results or financial position of the combined company. In preparing the unaudited pro forma condensed combined financial information, Amneal allocated the preliminary purchase price based on its best estimates of fair value. The preliminary purchase price allocation is dependent upon certain valuations and other analyses that are not yet final. Accordingly, the pro forma acquisition accounting adjustments are preliminary and subject to adjustment as additional information becomes available and additional analyses are performed. There can be no assurance that the final valuations will not result in material changes to the preliminary purchase price allocation. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, cost savings or dis-synergies that may result from the Transaction. The unaudited pro forma condensed combined balance sheet and statements of operations reflect transaction accounting adjustments directly attributable to the Transaction. The accompanying explanatory notes identify the adjustments, including any reclassifications, nonrecurring items, and related tax effects.

The unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma condensed combined financial information;
•
Amneal’s unaudited interim consolidated financial statements as of and for the six months ended June 30, 2026, and the accompanying notes, included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026, as filed with the SEC on August 6, 2026;

•
Amneal’s audited annual consolidated financial statements as of and for the fiscal year ended December 31, 2025, and the accompanying notes, included in its Annual Report on Form 10-K, as filed with the SEC on February 27, 2026;

•	Kashiv’s unaudited interim consolidated financial statements as of and for the six months ended June 30, 2026, and the accompanying notes, filed as Exhibit 99.2 to this Current Report on Form 8-K/A;
•
Kashiv’s audited annual consolidated financial statements as of and for the fiscal year ended December 31, 2025 (the “Kashiv Annual Financial Statements”), and the accompanying notes, filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2026
(in thousands)
	Historical
	Amneal	Kashiv after reclassifications (Note 3)	Transaction Accounting Adjustments (Note 5)	Note	Financing Adjustments (Note 7)	Note	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$127,637	$13,911	$(443,898)	5(b)	$526,146	7(a,b)	$223,796
Restricted cash	8,643	—	—		—		8,643
Trade accounts receivable, net	1,020,360	3,208	—		—		1,023,568
Inventories	677,954	13,595	5,615	5(c)	—		697,164
Prepaid expenses and other current assets	112,011	11,464	706	5(k)	—		124,181
Related party receivables	424	3,793	(3,852)	5(a)	—		365
Total current assets	1,947,029	45,971	(441,429)		526,146		2,077,717
Property, plant and equipment, net	456,877	101,480	10,872	5(d)	—		569,229
Goodwill	593,499	—	169,858	5(g)	—		763,357
Intangible assets, net	587,830	—	1,003,797	5(e)	—		1,591,627
Operating lease right-of-use assets	44,361	38,983	—		—		83,344
Operating lease right-of-use assets - related party	13,723	6,342	1,963	5(f)	—		22,028
Financing lease right-of-use assets	52,360	—	—		—		52,360
Other assets	80,669	10,028	824	5(k)	—		91,521
Total assets	$3,776,348	$202,804	$745,885		$526,146		$5,251,183
Liabilities and Stockholders’ Equity (Deficiency)
Current liabilities:
Accounts payable and accrued expenses	$721,208	$23,953	$—		$—		$745,161
Current portion of liabilities for legal matters	18,488	—	—		—		18,488
Revolving credit facility	100,000	—	—		180,000	7(b)	280,000
Current portion of long-term debt, net	5,961	1,500	(1,500)	5(h)	3,500	7(a)	9,461
Current portion of operating lease liabilities	9,040	6,378	—		—		15,418
Current portion of operating lease liabilities - related party	2,899	491	—		—		3,390
Current portion of financing lease liabilities	3,521	—	—		—		3,521
Related party payables - short term	22,070	214	13,068	5(a,i)	—		35,352
Total current liabilities	883,187	32,536	11,568		183,500		1,110,791
Long-term debt, net	2,564,335	158,056	(145,608)	5(h)	345,975	7(a)	2,922,758
Operating lease liabilities	38,691	35,158	—		—		73,849
Operating lease liabilities - related party	12,712	6,632	—		—		19,344
Financing lease liabilities	54,602	—	—		—		54,602
Related party payables - long term	2,892	—	—		—		2,892
Liabilities for legal matters - long term	70,830	—	—		—		70,830
Contingent consideration - related party	—	—	373,000	5(i)	—		373,000
Other long-term liabilities	32,119	2,471	(298)	5(l)	—		34,292
Total long-term liabilities	2,776,181	202,317	227,094		345,975		3,551,567
Redeemable non-controlling interests	83,956	—	—		—		83,956
Stockholders’ Equity (Deficiency)
Class A common stock	3,193	—	289	5(j)	—		3,482
Additional paid-in capital	545,584	—	491,321	5(j)	—		1,036,905
Stockholders’ accumulated deficit	(415,087)	(32,049)	15,613	5(j)	(3,329)	7(a)	(434,852)
Accumulated other comprehensive loss	(100,666)	—	—		—		(100,666)
Total stockholders’ equity (deficiency)	33,024	(32,049)	507,223		(3,329)		504,869
Total liabilities and stockholders’ equity (deficiency)	$3,776,348	$202,804	$745,885		$526,146		$5,251,183

See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2026
(in thousands, except per share amounts)

	Historical
	Amneal	Kashiv after reclassifications (Note 3)	Transaction Accounting Adjustments (Note 6)	Note	Financing Adjustments (Note 7)	Note	Pro Forma Combined
Net revenue	$1,518,716	$27,269	$(22,005)	6(a)	$—		$1,523,980
Cost of goods sold	864,095	25,921	(8,168)	6(a,b)	—		881,848
Gross profit	654,621	1,348	(13,837)		—		642,132
Selling, general and administrative	287,582	9,529	347	6(c)	—		297,458
Research and development	77,400	52,203	658	6(a,d)	—		130,261
Intellectual property legal development expenses	3,629	—	—		—		3,629
Acquisition costs	12,753	—	—		—		12,753
Restructuring and other charges	1,204	—	—		—		1,204
Charges related to legal matters, net	8,751	—	—		—		8,751
Other operating income	(8,239)	—	—		—		(8,239)
Operating income (expense)	271,541	(60,384)	(14,842)		—		196,315
Other (expense) income:
Interest expense, net	(108,404)	(8,548)	8,112	6(f)	(14,999)	7(c)	(123,839)
Foreign exchange (loss) gain, net	(9,750)	—	—		—		(9,750)
Loss on refinancing	(3,510)	—	—		—		(3,510)
Increase in tax receivable agreement liability	(106)	—	—		—		(106)
Other income (expense), net	1,395	(2,913)	—		—		(1,518)
Total other (expense) income, net	(120,375)	(11,461)	8,112		(14,999)		(138,723)
Income (loss) before income taxes	151,166	(71,845)	(6,730)		(14,999)		57,592
Provision for (benefit from) income taxes	3,552	—	12,418	6(g)	(3,300)	7(d)	12,670
Net income (loss)	147,614	(71,845)	(19,148)		(11,699)		44,922
Less: Net income attributable to non-controlling interests	(27,696)	—	—		—		(27,696)
Net income (loss) attributable to Amneal Pharmaceuticals, Inc.	$119,918	$(71,845)	$(19,148)		$(11,699)		$17,226

Net income per share attributable to Amneal Pharmaceuticals, Inc.’s Class A common stockholders (Note 8):
Basic	$0.38						$0.05
Diluted	$0.37						$0.05
Weighted-average common shares outstanding:
Basic	317,620						346,562
Diluted	328,527						357,469

See the accompanying notes to the unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2025
(in thousands, except per share amounts)

	Historical
	Amneal	Kashiv after reclassifications (Note 3)	Transaction Accounting Adjustments (Note 6)	Note	Financing Adjustments (Note 7)	Note	Pro Forma Combined
Net revenue	$3,018,760	$79,955	$(64,566)	6(a)	$—		$3,034,149
Cost of goods sold	1,905,452	52,451	(15,895)	6(a,b)	—		1,942,008
Gross profit	1,113,308	27,504	(48,671)		—		1,092,141
Selling, general and administrative	526,827	13,734	695	6(c)	—		541,256
Research and development	186,175	99,172	(20,078)	6(a,d)	—		265,269
Intellectual property legal development expenses	7,632	—	—		—		7,632
Acquisition costs	—	—	15,516	6(e)	—		15,516
Restructuring and other charges	4,208	—	—		—		4,208
Credit related to legal matters, net	(390)	—	—		—		(390)
Other operating income	(5,240)	—	—		—		(5,240)
Operating income (loss)	394,096	(85,402)	(44,804)		—		263,890
Other (expense) income:
Interest expense, net	(241,091)	(19,171)	19,491	6(f)	(33,488)	7(c)	(274,259)
Foreign exchange gain (loss), net	7,635	—	—		—		7,635
Loss on refinancing	(31,365)	—	—		—		(31,365)
Increase in tax receivable agreement liability	(6,588)	—	—		—		(6,588)
Other income (expense), net	16,522	(4,477)	—		—		12,045
Total other (expense) income, net	(254,887)	(23,648)	19,491		(33,488)		(292,532)
Income (loss) before income taxes	139,209	(109,050)	(25,313)		(33,488)		(28,642)
Provision for (benefit from) income taxes	11,276	—	(10,210)	6(g)	(7,367)	7(d)	(6,301)
Net income (loss)	127,933	(109,050)	(15,103)		(26,121)		(22,341)
Less: Net income attributable to non-controlling interests	(55,876)	—	—		—		(55,876)
Net income (loss) attributable to Amneal Pharmaceuticals, Inc.	$72,057	$(109,050)	$(15,103)		$(26,121)		$(78,217)

Net income (loss) per share attributable to Amneal Pharmaceuticals, Inc.’s Class A common stockholders (Note 8):
Basic	$0.23						$(0.23)
Diluted	$0.22						$(0.23)
Weighted-average common shares outstanding:
Basic	313,367						342,309
Diluted	324,805						342,309

See the accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of Transaction

On April 21, 2026, Amneal entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Kashiv, KB Seller Representative, LLC (the “Seller Representative”) and the equity holders of Kashiv named therein (the “Sellers”), pursuant to which, among other matters and on the terms and subject to the conditions of the Purchase Agreement, Amneal agreed to acquire from the Sellers 100% of the outstanding membership interests of Kashiv. On August 10, 2026, pursuant to the Purchase Agreement, Amneal Pharmaceuticals LLC, a Delaware limited liability company and wholly owned subsidiary of Amneal (“Amneal LLC”), acting pursuant to the terms and conditions of a previously executed assignment and assumption agreement between it, Amneal, Kashiv and the Seller Representative, purchased from the Sellers, and the Sellers sold, conveyed, assigned, transferred and delivered to Amneal LLC, 100% of the issued and outstanding membership interests of Kashiv. Pursuant to the Purchase Agreement, at the closing of the Transaction (the “Closing”), (i) Amneal LLC paid the Sellers $375.0 million in cash, subject to certain purchase price adjustments including for cash, the funding of operations between signing and closing (subject to a specified cap, calculated on the basis of the period from the date of the Purchase Agreement until the Closing), indebtedness, transaction expenses and working capital fluctuations (relative to a target), and (ii) Amneal issued to the Sellers 28,942,108 shares of Class A Common Stock, subject to adjustments for fractional shares (the “Equity Consideration”). The Sellers are also eligible to receive up to an additional $350.0 million in potential contingent payments upon the achievement of certain regulatory milestones in the United States for up to six designated Kashiv product candidates. In addition, during the 12-year period following the Closing, the Sellers are eligible to receive certain potential contingent royalty payments equal to 25% of the amount by which annual aggregate gross profits for certain products exceed specified gross profit hurdle amounts for the corresponding annual royalty period. Capitalized terms used but not defined herein have the meanings ascribed to them in the Purchase Agreement. For additional information, refer to Amneal’s Current Reports on Form 8-K filed on April 22, 2026 and August 10, 2026 and Amneal’s Definitive Proxy Statement filed on June 29, 2026.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information and related notes are prepared in accordance with Article 11 of Regulation S-X under the rules of the SEC, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. The unaudited pro forma condensed combined balance sheet as of June 30, 2026 is presented as if Amneal’s acquisition of Kashiv had been completed on June 30, 2026 and combines the unaudited historical consolidated balance sheet of Amneal as of June 30, 2026 with the unaudited historical consolidated balance sheet of Kashiv as of June 30, 2026. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2026 and year ended December 31, 2025 have been prepared as if the Transaction occurred on January 1, 2025.

Amneal and Kashiv’s historical financial statements were prepared in accordance with GAAP and presented in U.S. dollars. As discussed in Note 3 – Reclassification Adjustments, Note 5 – Pro Forma Adjustments to the Balance Sheet – Transaction Accounting and Note 6 – Pro Forma Adjustments to the Statement of Operations – Transaction Accounting, certain reclassifications were made to align Kashiv’s financial statement presentation with the financial statement presentation of Amneal and certain intercompany transactions and balances between Amneal and Kashiv have been eliminated from their respective historical financial statements to reflect the entities on a combined basis. Amneal has determined that no significant adjustments are necessary to conform Kashiv’s financial statements to the accounting policies used by Amneal.

The unaudited pro forma condensed combined financial information was prepared in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), treating the Transaction as a business combination with Amneal as the accounting acquirer, and using the fair value concepts defined in ASC Topic 820, Fair Value Measurement. Under ASC 805, all assets acquired and liabilities assumed in a business combination are recognized and measured at their acquisition date fair value, while transaction costs associated with the business combination are expensed as incurred. The excess of the consideration paid over the preliminary fair value of assets acquired and liabilities assumed is allocated to goodwill.

The allocation of the aggregate consideration is preliminary and has been made for the purpose of preparing the unaudited pro forma condensed combined financial information. The final determination of fair values of assets acquired and liabilities assumed could differ materially from the preliminary allocation presented herein, as the final valuation will be based on the actual net tangible and intangible assets of Kashiv existing at the Closing date, including the completion of third-party valuations. The pro forma adjustments represent management’s best estimates and are based upon currently available information and certain assumptions that Amneal believes are reasonable under the circumstances.

Note 3 – Reclassification Adjustments

During the preparation of the unaudited pro forma condensed combined financial information, certain reclassification adjustments were made to conform Kashiv’s historical financial statement presentation to that of Amneal.

A)	Refer to the table below for a summary of reclassification adjustments made to present Kashiv’s balance sheet as of June 30, 2026 in conformity with Amneal’s presentation (in thousands):

Balance Sheet Line Items
Amneal	Kashiv	Kashiv before reclassifications	Reclassifications	Notes	Kashiv after reclassifications
Cash and cash equivalents	Cash	$13,911	$—		$13,911
Trade accounts receivable, net	Accounts receivable, net of allowance for credit losses	$3,208	$—		$3,208
Inventories	Inventories	$13,595	$—		$13,595
Prepaid expenses and other current assets	Prepaid expenses and other current assets	$11,464	$—		$11,464
Related party receivables	Accounts receivable - related party	$3,793	$—		$3,793
	Restricted cash	$4,073	$(4,073)	(a)	$—
Property, plant and equipment, net	Property and equipment, net	$101,480	$—		$101,480
Operating lease right-of-use assets	Right-of-use asset, net	$38,983	$—		$38,983
Operating lease right-of-use assets - related party	Right-of-use asset, net - related party	$6,342	$—		$6,342
Other assets	Other long-term assets	$5,955	$4,073	(a)	$10,028
Accounts payable and accrued expenses	Accounts payable	$15,676	$8,277	(b),(e)	$23,953
	Accrued liabilities	$8,491	$(8,491)	(b)	$—
Current portion of long-term debt, net	Current portion of long-term notes payable	$1,500	$—		$1,500
Current portion of operating lease liabilities	Lease liability - short-term	$6,378	$—		$6,378
Current portion of operating lease liabilities - related party	Lease liability - short-term - related party	$491	$—		$491
Related party payables - short term		$—	$214	(e)	$214
Long-term debt, net	Long-term portion of debt, net	$158,056	$—		$158,056
Operating lease liabilities	Lease liability - long-term	$35,158	$—		$35,158
Operating lease liabilities - related party	Lease liability - long-term - related party	$6,632	$—		$6,632
Other long-term liabilities	Other long-term liability	$1,648	$823	(c),(d)	$2,471
	Profit interests participation unit compensation	$298	$(298)	(c)	$—
	Deferred revenue	$525	$(525)	(d)	$—
Stockholders’ accumulated deficit	Members’ deficit	$(32,049)	$—		$(32,049)

(a)	Reclassification of $4.1 million from restricted cash to other assets.
(b)	Reclassification of $8.5 million from accrued liabilities to accounts payable and accrued expenses.
(c)	Reclassification of $0.3 million from profit interests participation unit compensation to other long-term liabilities.
(d)	Reclassification of $0.5 million from deferred revenue to other long-term liabilities.
(e)	Reclassification of $0.2 million from accounts payable to related party payables - short term.

B)
Refer to the table below for a summary of reclassification adjustments made to present Kashiv’s statement of operations for the six months ended June 30, 2026 in conformity with Amneal’s presentation (in thousands):

Statement of Operations Line Items		Six Months Ended June 30, 2026
Amneal	Kashiv	Kashiv before reclassifications	Reclassifications	Notes	Kashiv after reclassifications
Net revenue		$—	$27,269	(a)	$27,269
	Commercial and contract research revenue – related party	$5,698	$(5,698)	(a)	$—
	License and milestone revenue	$4,701	$(4,701)	(a)	$—
	License and milestone revenue – related party	$10,500	$(10,500)	(a)	$—
	Royalty revenue – related party	$6,370	$(6,370)	(a)	$—
Cost of goods sold	Cost of goods sold	$19,257	$6,664	(b)	$25,921
	Cost of goods sold - related party	$6,664	$(6,664)	(b)	$—
Selling, general and administrative	Selling, general and administrative	$9,529	$—		$9,529
Research and development	Research and development	$52,203	$—		$52,203
Interest expense, net	Interest expense	$(8,548)	$—		$(8,548)
Other income (expense), net	Other (expense) income	$(2,913)	$—		$(2,913)

(a)
Reclassification of commercial and contract research revenue - related party, license and milestone revenue, license and milestone revenue - related party, and royalty revenue - related party to net revenue.

(b)	Reclassification of costs of goods sold - related party to cost of goods sold.

C)
Refer to the table below for a summary of reclassification adjustments made to present Kashiv’s statement of operations for the year ended December 31, 2025 in conformity with Amneal’s presentation (in thousands):

Statement of Operations Line Items		Year Ended December 31, 2025
Amneal	Kashiv	Kashiv before reclassifications	Reclassifications	Notes	Kashiv after reclassifications
Net revenue		$—	$79,955	(a)	$79,955
	Commercial and contract research revenue	$962	$(962)	(a)	$—
	Commercial and contract research revenue - related party	$13,997	$(13,997)	(a)	$—
	License and milestone revenue	$12,400	$(12,400)	(a)	$—
	License and milestone revenue - related party	$38,411	$(38,411)	(a)	$—
	Royalty revenue - related party	$14,185	$(14,185)	(a)	$—
Cost of goods sold	Cost of goods sold	$33,430	$19,021	(b)	$52,451
	Cost of goods sold - related party	$19,021	$(19,021)	(b)	$—
Selling, general and administrative	Selling, general and administrative	$13,734	$—		$13,734
Research and development	Research and development	$99,172	$—		$99,172
Interest expense, net	Interest expense	$(7,608)	$(11,563)	(c)	$(19,171)
	Interest expense - related party	$(11,563)	$11,563	(c)	$—
Other income (expense), net	Other expense	$(4,477)	$—		$(4,477)

(a)
Reclassification of commercial and contract research revenue, commercial and contract research revenue - related party, license and milestone revenue, license and milestone revenue - related party, and royalty revenue - related party to net revenue.

(b)	Reclassification of costs of goods sold - related party to cost of goods sold.
(c)	Reclassification of interest expense - related party to interest expense.

Note 4 – Purchase Price and Preliminary Purchase Price Allocation

Preliminary Aggregate Transaction Consideration

The following table summarizes the preliminary aggregate consideration for the Transaction, including the fair value of Equity Consideration, which was calculated by reference to the closing price of the Class A Common Stock on the Nasdaq Global Select Market as of August 10, 2026, which was $17.88, and the contingent consideration related to future milestone and royalty payments due to the Sellers. The fair value of the Equity Consideration reflects a 5% discount for lack of marketability for temporary transfer restrictions associated with the then unregistered shares of Class A Common Stock. The components of the preliminary consideration are as follows (in thousands):

Closing cash payment (i)	$266,066
Equity Consideration	491,610
Fair value of contingent consideration – milestone payments (ii)	137,000
Fair value of contingent consideration – royalty payments (ii)	252,000
Payment of outstanding term loan of Kashiv (iii)	162,180
Payment of transaction costs on behalf of the Sellers (iv)	136
Settlement of pre-existing relationship (v)	(3,438)
Preliminary aggregate consideration	$1,305,554

i)	Per the terms of the Purchase Agreement, the cash paid at Closing is calculated as follows (in thousands):

Initial cash consideration	$375,000
Less: Indebtedness (a)	(180,008)
Less: Transaction Expenses (b)	(2,955)
Plus: Closing Cash (c)	3,859
Plus: Working Capital Adjustment (d)	66,678
Plus: Prepayment Adjustment (e)	3,492
Closing cash payment	$266,066

(a)
Represents a reduction of $180.0 million to the closing cash payment primarily for the outstanding balance under the Kashiv Term Loan Credit Agreement (as defined below), inclusive of a prepayment penalty and the outstanding balance under the Rupee Term Loan Facility (as described in the Kashiv Annual Financial Statements).

(b)	Represents a reduction of $3.0 million to the closing cash payment for the transaction expenses of Kashiv payable at Closing pursuant to the Purchase Agreement.
(c)
Represents an increase of $3.9 million to the closing cash payment for Estimated Closing Cash (as defined in the Purchase Agreement). This estimated amount is subject to final determination pursuant to the post-closing adjustment procedures in the Purchase Agreement.

(d)
Represents an increase of $66.7 million to the closing cash payment for the Estimated Working Capital Adjustment (as defined in the Purchase Agreement). Pursuant to the Purchase Agreement, the Working Capital Adjustment is determined based on the net working capital as of Closing, adjusted for the operating results of Kashiv for the period from announcement to Closing. This estimated amount is subject to final determination pursuant to the post-closing adjustment procedures in the Purchase Agreement.

(e)
Represents an increase of $3.5 million to the closing cash payment for the Estimated Prepayment Adjustment payable (as defined in the Purchase Agreement) in connection with the Transaction pursuant to the Purchase Agreement, representing amounts associated with the prepayment premium and related costs incurred in connection with the payoff of Kashiv’s outstanding term loan indebtedness at Closing. This estimated amount is subject to final determination pursuant to the post-closing adjustment procedures in the Purchase Agreement.

ii)	Per the terms of the Purchase Agreement, Amneal has agreed to make contingent payments to the Sellers, as described below (the preliminary fair value of contingent consideration).

Milestone Payments: Pursuant to the Purchase Agreement, the Sellers are eligible to receive up to $350.0 million in  milestone payments upon the achievement of certain regulatory milestones in the United States for up to six designated Kashiv product candidates (consisting of up to $250.0 million for the first tranche of designated products and up to $100.0 million for the second tranche of designated products). The preliminary fair value of the contingent consideration for milestone payments of approximately $137.0 million was determined using a scenario-based discounted cash flow method under the income approach that considered, among other factors, management’s estimated probabilities and timing of achieving the applicable milestones, with the resulting expected payments discounted considering Amneal’s cost of debt.

Royalty Payments: Pursuant to the Purchase Agreement, the Sellers are also eligible to receive, during the 12-year period following the Closing, royalty payments equal to 25% of the amount by which annual aggregate gross profits for certain products exceed specified gross profit hurdle amounts for the corresponding annual royalty period. The preliminary fair value of the royalty payments of approximately $252.0 million was determined using a Monte Carlo simulation method under the income approach that considered, among other factors, management’s projected net sales, estimated probabilities and timing of technical and regulatory success, expected gross profits, and the contractual royalty payment provisions, with the resulting expected payments discounted considering Amneal’s cost of debt.

iii)
At Closing, Amneal paid off certain outstanding debt arrangements entered into by Kashiv and a syndicate of lenders (the “Kashiv Term Loan Credit Agreement”) with an outstanding principal amount of $157.0 million, a prepayment penalty of $4.7 million, and accrued interest of $0.5 million. Since the assumed debt was extinguished by Amneal as an integral component of the Transaction and settled in full at Closing, the amount paid was considered part of the total consideration transferred.

iv)
Represents certain transaction-related fees and expenses of the Sellers that Amneal was obligated to pay at Closing pursuant to the Purchase Agreement. As these amounts represent obligations of the Sellers that are settled by Amneal as part of the Transaction, they are included in preliminary aggregate transaction consideration as part of consideration transferred.

v)
Represents the net outstanding payable amounts due to Kashiv that were effectively settled upon closing of the Transaction. Refer to Note 5 – Pro Forma Adjustments to the Balance Sheet – Transaction Accounting.

Aggregate Transaction Consideration Allocation

The assumed accounting for the Transaction, including the preliminary aggregate consideration, is based on provisional amounts, and the associated purchase accounting is not final. The preliminary allocation of the purchase price to the acquired assets and assumed liabilities was based upon the estimates of fair values and subject to revision as additional information about the fair value of the assets acquired and liabilities assumed becomes available. Amneal used income-based, market-based, and cost-based valuation approaches in developing these estimates and will finalize the purchase accounting within the measurement period as additional information becomes available. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Amneal believes are reasonable under the circumstances. The purchase price adjustments relating to the Kashiv and Amneal combined financial information are preliminary and subject to change, as additional information becomes available and as additional analyses are performed.

The following table summarizes the preliminary aggregate purchase price allocation, as if the Transaction had been completed on June 30, 2026 (in thousands):

Assets:
Cash and cash equivalents	$13,911
Trade accounts receivable, net	3,208
Inventories	19,210
Prepaid expenses and other current assets	12,170
Related party receivables	354
Property, plant and equipment, net	112,352
Intangible assets, net	1,003,797
Operating lease right-of-use assets	38,983
Operating lease right-of-use assets - related party	8,305
Other assets	10,853
Liabilities:
Accounts payable and accrued expenses	$23,953
Current portion of operating lease liabilities	6,378
Current portion of operating lease liabilities - related party	491
Related party payables - short term	214
Long-term debt, net	12,448
Operating lease liabilities	35,158
Operating lease liabilities - related party	6,632
Other long-term liabilities	2,173
Fair value of net assets acquired	$1,135,696
Goodwill (residual value)	169,858
Preliminary aggregate transaction consideration	$1,305,554

Note 5 – Pro Forma Adjustments to the Balance Sheet – Transaction Accounting

Adjustments included in the transaction accounting adjustments column in the accompanying unaudited pro forma condensed combined balance sheet as of June 30, 2026 are as follows:

(a)
Represents the adjustment to eliminate transactions between Amneal and Kashiv, which relate to settlement of $3.9 million of related party receivables and $3.0 million of related party payables. The difference of $0.9 million represents a loss on the settlement of a pre-existing related party relationship (refer to Note 5(j) below).

(b)
Represents the adjustment to record the net cash outflow of $443.9 million from Amneal, which includes the cash consideration paid to the Sellers at Closing and the repayment of the outstanding balance of the Kashiv Term Loan Credit Agreement (refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation). The adjustment also includes the payment of transaction costs incurred by Amneal and Kashiv, which consist of legal, financial advisory, accounting, and consulting costs subsequent to June 30, 2026. See the table below for further detail of estimated cash flows (in thousands):

Closing cash payment	$(266,066)
Transaction costs to be incurred by Amneal	(15,516)
Payment of transaction costs on behalf of the Sellers	(136)
Payment of outstanding Kashiv Term Loan Credit Agreement	(162,180)
Net pro forma transaction accounting adjustment to cash	$(443,898)

(c)
Represents the step-up of acquired inventories from historical carrying value to its preliminary fair value, which is subject to change and was determined based on estimated selling prices less remaining manufacturing and selling costs and a normal profit margin. The step-up is recognized in cost of goods sold as inventory is sold and, for pro forma purposes, is assumed to be realized within one year of the Closing. The related pro forma inventory adjustment is summarized below (in thousands):

Preliminary fair value of acquired inventories	$19,210
Less: Acquired inventories at historical carrying value	13,595
Net pro forma transaction accounting adjustment to inventories	$5,615

(d)
Represents the step-up of acquired property, plant and equipment from historical carrying value to its preliminary fair value. Depreciation expense related to the step-up was calculated assuming the assets are depreciated on a straight-line basis over a weighted average useful life of approximately five years. The calculation of the pro forma property, plant and equipment adjustment is as follows (in thousands):

Preliminary fair value of acquired property, plant and equipment	$112,352
Less: Acquired property, plant and equipment at historical carrying value	101,480
Net pro forma transaction accounting adjustment to property, plant and equipment	$10,872

The fair value of acquired property, plant and equipment was determined based on the historical net book value of the acquired assets and is subject to a fair value step-up adjustment. A 10% change in the fair value step-up adjustment would result in a corresponding increase or decrease in goodwill of approximately $1.1 million and would change the annual depreciation expense related to the fair value step-up by approximately $0.2 million, based on a weighted-average useful life of approximately five years.

(e)
Represents the recognition of the preliminary fair value of identifiable intangible assets acquired in the Transaction of approximately $1,003.8 million. As part of the valuation analysis, Amneal identified intangible assets, including in-process research and development (“IPR&D”) and marketed product rights. The fair value of identifiable intangible assets was determined primarily by using an income approach, which requires a forecast of all expected future cash flows. The following table summarizes the preliminary fair values of Kashiv’s identifiable intangible assets and their estimated useful lives (in thousands):

	Fair value	Estimated useful life
IPR&D	$963,138	Indefinite*
Marketed product rights	40,659	8-10 years
Intangible assets acquired	$1,003,797

* IPR&D assets are considered indefinite‑lived until completion or abandonment of the related projects and are not amortized during the development period. Upon commercialization, Amneal will determine a definite life and begin amortization.

These fair value and useful lives are preliminary and subject to measurement period adjustments. Amneal is continuing to evaluate and allocate fair values to the identifiable intangible assets and expects to complete this process no later than twelve months after the closing of the Transaction. As a result, the final purchase price allocation may differ from the current estimates, and such differences could materially affect the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of definite-lived intangible assets, which consist of two currently marketed product assets, would cause a corresponding increase or decrease in the balance of goodwill of approximately $4.1 million and an immaterial impact to annual amortization expense, assuming a weighted-average useful life of approximately eight to ten years. A 10% change in the valuation of indefinite-lived intangibles, which consist of IPR&D assets, would result in a corresponding increase or decrease to goodwill of approximately $96.3 million.

(f)	Represents the preliminary purchase accounting adjustment for favorable terms of the leases when compared with market terms for an amount of $2.0 million.

(g)
Represents the preliminary adjustment to record goodwill of $169.9 million based on the preliminary purchase price allocation (refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation). Goodwill is measured as the excess of the preliminary fair value of the consideration transferred over the preliminary fair value of identifiable assets acquired, less liabilities assumed. Goodwill primarily reflects the value of the assembled workforce, strategic positioning in the biosimilars market that Amneal anticipates capturing with the acquired platform, expected synergies and future revenue growth opportunities not attributable to currently identifiable assets.

(h)
Represents the repayment and extinguishment of the outstanding balance of $157.0 million under the Kashiv Term Loan Credit Agreement, partially offset by the write-off of the associated unamortized debt issuance costs of $9.9 million. Refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation for further details.

(i)
Represents the preliminary fair value of contingent consideration of $389.0 million payable to the Sellers in connection with the Transaction, consisting of contingent milestone and royalty payments. As of the Closing date, $16.0 million represents the current portion of the obligation and is included in related party payables - short term, while the remaining $373.0 million is included in contingent consideration - related party. Refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation for further details.

Subsequent to the Closing, the contingent consideration liability will be remeasured at fair value at the end of each reporting period, with changes in fair value recognized in Amneal’s consolidated statements of operations. The final fair value of the contingent consideration may differ materially from the estimates presented herein.

(j)	Represents the adjustments to stockholders’ equity (deficiency) (in thousands):

	Class A common stock	Additional paid- in capital	Stockholders’ accumulated deficit
Elimination of Kashiv’s historical members’ deficit	$—	$—	$32,049
Shares of Amneal class A common stock issued to the Sellers (i)	289	491,321	—
Estimated transaction costs (ii)	—	—	(15,516)
Loss on extinguishment of pre-existing relationship	—	—	(920)
Net pro forma transaction accounting adjustments to stockholders’ equity (deficiency)	$289	$491,321	$15,613

i)	Refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation for additional information.

ii)
Estimated transaction costs include legal, financial advisory, accounting, and consulting fees. These costs are nonrecurring in nature and not anticipated to affect the condensed combined statement of operations beyond twelve months after the Closing date.

(k)
Pursuant to the Purchase Agreement, the Company deposited $2.2 million into an escrow account to fund retention awards for certain Kashiv employees. The escrow funding was included in consideration transferred to the Sellers, with $1.5 million, the portion attributable to post-close vesting, recorded as prepaid compensation expense.

(l)	Represents the removal of the sellers’ profit participation unit compensation liability of $0.3 million, as the Purchase Agreement states that any stock-based compensation liability will not be assumed by, or otherwise be the responsibility of, Amneal.

Note 6 – Pro Forma Adjustments to the Statement of Operations – Transaction Accounting

Adjustments included in the transaction accounting adjustments column in the accompanying unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025 are as follows:

(a)
Represents the elimination of transactions between Amneal and Kashiv, consisting of (i) Kashiv’s sales and royalty income from Amneal, (ii) associated cost of goods sold recorded by Amneal, and (iii) research and development expense recorded by Amneal as follows (in thousands):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Kashiv net revenue recognized from sales and royalties to Amneal	$22,005	$64,566
Cost of goods sold recorded by Amneal	$10,514	$26,202
Research and development expense recorded by Amneal	$470	$22,334

(b)
Represents the adjustments to cost of goods sold, including the preliminary fair value step-up of inventories recognized through cost of goods sold, the incremental amortization and the incremental depreciation expense from the fair value adjustments to intangible assets and property, plant and equipment, respectively, as follows (in thousands):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Amortization intangible assets	$2,291	$4,583
Inventory step-up (i)	—	5,615
Property, plant and equipment depreciation step-up	55	109
Net pro forma transaction accounting adjustment to cost of goods sold	$2,346	$10,307

i)	This cost is nonrecurring in nature and not anticipated to affect the condensed combined statement of operations beyond twelve months after the Closing date.

(c)
Represents straight-line amortization of Kashiv’s prepaid retention awards (refer to Note 5(k) above), resulting in incremental compensation expense of $0.3 million and $0.7 million for the six months ended June 30, 2026 and the year ended December 31, 2025, respectively.

(d)
Represents the adjustments to research and development expenses, including the incremental depreciation expense from the fair value adjustment to property, plant and equipment as follows (in thousands):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Property, plant and equipment depreciation step-up	$1,128	$2,256
Net pro forma transaction accounting adjustment to research and development	$1,128	$2,256

(e)
Represents the incremental estimated transaction costs incurred by Amneal subsequent to June 30, 2026, amounting to approximately $15.5 million. In the historical six months ended June 30, 2026 and year ended December 31, 2025, Amneal incurred approximately $12.8 million (included within acquisition costs) and $5.3 million, respectively, of transaction costs, which have been accrued within the historical financial statements. The total estimated transaction costs incurred by Amneal amount to approximately $33.6 million and are nonrecurring in nature and are not anticipated to affect the condensed combined statement of operations beyond twelve months after the Closing date.

(f)
Represents the elimination of (i) historical interest expense related to the Kashiv Term Loan Credit Agreement that is paid off as part of the Transaction and (ii) historical commitment fees associated with the $180.0 million of the Revolving Credit Facility. Refer to Note 4 – Purchase Price and Preliminary Purchase Price Allocation and Note 7 - Financing Adjustments for further details.

(g)
Reflects the income tax impact of the Transaction on the historical results of Kashiv and the transaction accounting adjustments. Prior to the Closing, Kashiv was treated as a partnership for U.S. federal income tax purposes and generally not subject to entity-level income tax. After the Closing, Kashiv became a wholly owned subsidiary of Amneal and, accordingly, its results are subject to income tax as part of Amneal. The adjustment reflects the income tax expense related to pro forma pretax income for the combined company, including the impact of the pro forma transaction accounting adjustments for the six months ended June 30,2026 and year ended December 31, 2025, based on the statutory income tax rate of 22.0%. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Transaction activities, including cash needs, the geographical mix of income and changes in tax law. The estimated statutory income tax rate is subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities. The tax adjustments do not include expected tax benefits from basis acquired.

No adjustments were made for favorable lease terms because the impacts to the unaudited pro forma combined condensed statements of operations for the six months ended June 30, 2026 and year ended December 31, 2025 are immaterial.

Note 7 – Pro Forma Adjustments to the Balance Sheet and Statement of Operations – Financing Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet:

(a)
Reflects $350.0 million in incremental borrowings under the Term Loan Due 2032, with substantially the same terms as the existing outstanding amounts under the Term Loan Due 2032. Total debt issuance costs of $3.8 million were incurred in connection with the borrowing, of which $3.3 million were expensed as incurred and reflected as an increase to stockholders’ accumulated deficit in the unaudited pro forma condensed combined balance sheet, and $0.5 million are capitalized and recorded as a reduction to long-term debt, net. The full $3.8 million of debt issuance costs are reflected as a reduction to cash proceeds received, resulting in net cash proceeds of $346.2 million. Based on the existing terms requiring 1.0% per annum principal payments (payable quarterly), this borrowing results in an increase of $3.5 million to the current portion of long-term debt and $346.0 million to long-term debt.

(b)
Reflects $180.0 million of incremental borrowings under the existing Revolving Credit Facility, of which $30.0 million was used for working capital needs and other general corporate purposes and $150.0 million was used to fund a portion of the cash consideration paid in connection with the Transaction.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations:

(c)	Reflects expenses related to the incremental borrowings incurred in connection with the Transaction under the Term Loan Due 2032 and the existing Revolving Credit Facility, including the following:

i)
Approximately $3.3 million of debt issuance costs expensed, which for pro forma purposes are reflected as an expense in the year ended December 31, 2025. These costs are nonrecurring in nature and are not expected to recur beyond twelve months after the Closing date.

ii)
Interest expense related to the incremental borrowings of $350.0 million under the Term Loan Due 2032, at an assumed annual interest rate of 6.13%, based on a secured overnight financing rate (“SOFR”) of 3.63% as of August 10, 2026, plus the applicable margin of 2.5%. Interest expense also includes an immaterial amount related to the amortization of debt issuance costs capitalized in connection with the borrowing (refer to Note 7(a) above). The resulting incremental interest expense was approximately $10.6 million for the six months ended June 30, 2026 and $21.4 million for the year ended December 31, 2025. A 0.125% change in the assumed interest rate would result in an increase or decrease in pro forma interest expense of approximately $0.2 million for the six months ended June 30, 2026 and $0.4 million for the year ended December 31, 2025.

iii)
Interest expense related to the incremental borrowings of $180.0 million under the existing Revolving Credit Facility, assuming an annual interest rate of 4.88%, based on a SOFR of 3.63% as of August 10, 2026, plus the applicable margin of 1.25%. The resulting incremental interest expense was approximately $4.4 million for the six months ended June 30, 2026 and $8.8 million for the year ended December 31, 2025. A 0.125% change in the assumed interest rate would result in an increase or decrease in pro forma interest expense of approximately $0.1 million for the six months ended June 30, 2026 and $0.2 million for the year ended December 31, 2025. In addition, the incremental borrowing reduced commitment fee expense associated with the unused portion of the Revolving Credit Facility by approximately $0.2 million for the six months ended June 30, 2026 and $0.5 million for the year ended December 31, 2025, based on the 0.25% annual fee on unused commitments.

(d)
Reflects the income tax impact of the financing adjustments using an estimated statutory income tax rate of 22.0% for each of the six months ended June 30, 2026 and the year ended December 31, 2025. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-Transaction activities, including cash needs, the geographical mix of income and changes in tax law. The estimated statutory income tax rate is subject to change based upon the final determination of the fair value of the acquired assets and assumed liabilities.

Note 8 – Pro Forma Adjustments to Earnings per Share

The pro forma basic and diluted weighted-average shares outstanding reflect the historical weighted-average shares of Class A Common Stock, adjusted to give effect to shares issued in connection with the Transaction, as if the Transaction had occurred on January 1, 2025. The pro forma basic and diluted weighted-average shares outstanding are presented below (in thousands):

	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Historical Amneal weighted-average shares outstanding	317,620	313,367
Issuance of shares for the Transaction	28,942	28,942
Pro forma weighted-average shares - basic	346,562	342,309
Stock options	741	—
Restricted stock units	4,186	—
Performance stock units	5,980	—
Pro forma weighted-average shares - diluted	357,469	342,309

For the year ended December 31, 2025, potentially dilutive securities were excluded from the computation of pro forma diluted loss per share because their inclusion would have been anti-dilutive due to a pro forma net loss attributable to Amneal for the year.